FOR IMMEDIATE RELEASE

Contact:

Intersections Inc.

Eric Miller

(703) 488-6100

intxinvestorrelations@intersections.com

Intersections Inc. Receives Letter from Nasdaq Regarding Audit Committee Requirements

CHANTILLY, Va. – June 25, 2008 – Intersections Inc. (NASDAQ: INTX) today reported that it received a Nasdaq Staff Deficiency Letter on June 23, 2008 indicating that the Company fails to comply with Nasdaq’s audit committee requirements as set forth in Nasdaq Marketplace Rule 4350, which requires listed companies to maintain committee membership by at least three independent directors. The deficiency in the Company’s audit committee composition resulted from the Board of Directors not nominating Steven F. Piaker to stand for re-election at the Company’s Annual Meeting of Stockholders held on May 21, 2008. Mr. Piaker was one of the Company’s independent directors and a member of the Company’s audit committee.

Nasdaq’s letter advises the Company that, consistent with Nasdaq Marketplace Rule 4350(d)(4), Nasdaq is providing the Company a cure period to regain compliance as follows:

•	until the earlier of the Company’s next annual shareholders’ meeting or May 21, 2009; or
•	if the next annual shareholders’ meeting is held before November 17, 2008, then the Company must evidence compliance no later than November 17, 2008.

The Company fully intends to regain compliance with Nasdaq Marketplace Rule 4350 within the allotted cure period.

About Us

Intersections Inc. (NASDAQ: INTX) is a leading global provider of consumer and corporate identity risk management services. Its premier identity theft, privacy, and consumer solutions are designed to provide high value, revenue generating opportunities to its marketing partners, including leading financial institutions, Fortune 100 corporations and other businesses. Intersections also markets full identity theft protection solutions under its brand, IDENTITY GUARD®. Intersections’ consumer identity theft protection services actively safeguard more than 8 million consumers against identity theft.

To address the growing threat of corporate fraud, Intersections and its subsidiaries provide cutting edge identity risk management solutions including:

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Pre-employment background screening, provided domestically through American Background Information Services, Inc., and internationally through Control Risks Screening Limited (London, United Kingdom) and Control Risks Screening PE (Singapore).

•	Corporate brand protection, provided by Net Enforcers, Inc.
•	Security breach remediation, provided by Intersections to enable companies to respond to security incidents and mitigate potential damage to their employees, customers, and corporate brands.
•	Software and data management, provided by Captira Analytical, LLC to assist the bail bond industry in managing workflow and data requirements.

Learn more at www.intersections.com

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Forward Looking Statement

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.” Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including without limitation the effect of new subscriber additions. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements.